EXHIBIT 12.1

Reckson Service Industries, Inc.
Ratios of Earnings to Combined Fixed Charges


         The following table sets forth the calculation of the Company's consolidated ratio of earnings to fixed charges for the periods shown (in Thousands):

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


                                   For the Period from                For the
                                   January 1 to March 31,            Year Ended
                                   ----------------------     ------------------------
                                         1999                      1998          1997
                                         ----                      ----          ----
DESCRIPTION
- -----------
Interest                              $1,217,645               $1,651,200       $24,380
Rent Expense                              41,161                  177,235             0
Amortization of
  Organization Costs                           0                        0         8,214
Total                                  1,258,806                1,828,435        32,594


Income from Continuing
  Operations before Minority
  Interest and Fixed Charges           ($696,292)             ($6,251,423)    ($225,293)
Ratio of Earnings to Fixed Charges         -0.55                    -3.42         -6.91

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